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                                 PLAN OF MERGER

     THIS PLAN OF MERGER (the "Plan") sets forth the Plan of Merger between GFSI, Inc., a Delaware corporation ("GFSI"), and Winning Ways, Inc., a Missouri corporation and a wholly-owned subsidiary of GFSI ("Winning Ways").


                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. GFSI owns one hundred percent of the 1,249,000 issued and outstanding shares of capital stock of Winning Ways. Upon the terms and conditions hereof, and in accordance with Section 253 of the Delaware General Corporation Law and Section 351.447 of The General and Business Corporation Law of the State of Missouri, Winning Ways shall be merged with and into GFSI (the "Merger") and GFSI shall be the surviving corporation in the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time. As soon as practicable after approval of the Merger by GFSI (a) a Certificate of Ownership and Merger with respect to the Merger shall be filed with the Secretary of State of Delaware in accordance with Delaware law and (b) Articles of Merger shall be filed with the Secretary of State of Missouri in accordance with Missouri law. The Merger shall become effective at such time as a Certificate of Merger shall have been issued by the Secretary of State of Delaware (the "Effective Time").

     SECTION 1.03. Certain Effects of the Merger. As of the Effective Time of the Merger, (i) the separate existence of Winning Ways shall cease and Winning Ways shall be merged with and into Winning Ways and (ii) the Merger shall have all the effects set forth in the applicable statutes of Delaware and Missouri. GFSI shall assume all of the liabilities, obligations, responsibilities, rights, privileges and immunities of Winning Ways as of the Effective Time.

     SECTION 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of GFSI as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 1.05. Name. The name of the Surviving Corporation shall be GFSI,
Inc.

     SECTION 1.06. Directors and Officers of the Surviving Corporation. The directors and officers of GFSI in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until such time as their respective successors shall have been duly elected and qualified or until their earlier death, resignation or removal.
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                                   ARTICLE II
                        EFFECT OF MERGER ON CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

     SECTION 2.01. No Conversion of Shares of GFSI. At the Effective Time, each share of the issued and outstanding capital stock of GFSI outstanding immediately prior to the Effective Time shall not be converted, and each such share shall continue to represent one issued and outstanding share of GFSI, as the Surviving Corporation. Each such share shall continue to possess the same rights and limitations as it possessed prior to the Effective Time and no shares of the capital stock of GFSI or securities convertible into such shares shall be issued pursuant to this Plan of Merger.

     SECTION 2.02. Cancellation of Shares of Winning Ways. At the Effective Time, each share of the capital stock of Winning Ways issued and outstanding immediately prior to the Effective Time shall be cancelled by virtue of the merger and without any action on the part of any holder thereof, and no payment shall be made with respect thereto.

                                   ARTICLE III

                     SERVICE OF PROCESS; DISSENTERS' RIGHTS

     SECTION 3.01 Service of Process. It is agreed that upon and after the Effective Time:

          a. The Surviving Corporation may be served with process in the State of Missouri in any proceeding for the enforcement of any obligation of Winning Ways, and in any proceeding for the enforcement of the rights of a dissenting shareholder of Winning Ways against the Surviving Corporation;

          b. The Secretary of State of the State of Missouri shall be and hereby is irrevocably appointed as the agent of the Surviving Corporation to accept service of process in any such proceeding; the address to which the service of process in any such proceeding shall be mailed is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, Attention:
     Corporation Trust Company.

     SECTION 3.02 Dissenters' Rights. The Surviving Corporation will promptly pay to the dissenting shareholders of Winning Ways the amount, if any, to which they shall be entitled under the provisions of the General and Business Corporation Law of Missouri with respect to the rights of dissenting shareholders.